Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Construction Products Distribution as of and for the years ended December 31, 2015, 2014, and 2013 dated July 20, 2016 appearing in the Registration Statement No. 333-215557 on Form S-1 of Foundation Building Materials, Inc.

/s/ Deloitte LLP

Calgary, Canada

February 14, 2017